EXHIBIT 99.1

Sontra Announces Promising Initial Human Clinical Results from Transdermal Vaccination Study

SonoPrep Ultrasonic Skin Permeation Device Facilitates Delivery of Antigenic Proteins

FRANKLIN, Mass., October 26, 2004 — Sontra Medical Corporation (Nasdaq SC: SONT) announced today promising initial human clinical results from a twenty patient study conducted by Daniel H. Libraty, M.D. at the University of Massachusetts Medical School that evaluated the immune response induced by using the SonoPrep skin permeation device to facilitate the transdermal delivery of the antigenic proteins, tetanus toxoid and candida albicans (yeast).

In this study, ten patients in the treatment group first received a fast (10-30 seconds) SonoPrep skin pretreatment on their forearm creating an imperceptible window for drug delivery through the skin. Then the antigenic proteins, tetanus toxoid and candida albicans were applied topically to the treated skin sites. A ten-patient control group received the standard intradermal injection of the same antigenic proteins. The immune responses induced by these antigenic proteins were evaluated by measuring the extent and duration of the skin reaction, known at the delayed-type hypersensitivity response (DTH). A DTH skin immune response was induced in 90% of the SonoPrep treated patients and the duration of the DTH skin reaction was similar in the treatment group versus the control group. “I think this is an innovative technology with interesting potential in vaccinology and modulation of immune responses to infectious pathogens” stated Dr. Libraty, an Assistant Professor of Medicine at the Center for Infectious Disease and Vaccine Research at the University of Massachusetts Medical School in Worcester.

Following the completion of this first study, Sontra had initially planned to complete a second human study at the University of Massachusetts Medical School using SonoPrep to facilitate the transdermal delivery of an influenza vaccine. Due to the current shortage of flu vaccines and concern by public health officials, Sontra has decided to donate its existing supply of flu vaccine to the medical school’s clinical partner, UMass Memorial Health Care and will instead commence a second vaccine study later this fall with a hepatitis A vaccine.

“We are very pleased with the promising results from our first transdermal vaccination study” stated Shikha Barman, PhD, Director of Transdermal Drug Development at Sontra. “We believe that our SonoPrep skin permeation technology can facilitate transdermal vaccination and improve clinical outcomes. Because SonoPrep controls the actual permeability of the skin surface, antigens can be precisely delivered and a powerful immune response can be induced by activating the Langerhan cells in the epidermis. To date the majority of vaccines are delivered by needle injection. Not only does SonoPrep have the potential to improve the efficacy of vaccines, transdermal vaccines also eliminate the risk of inadvertent needle generated disease transmission and patients always prefer pain-free therapy.”

About Sontra Medical Corporation (http://www.sontra.com)

Sontra Medical Corporation is a leading developer of transdermal drug delivery and diagnostic products that combine Sontra’s SonoPrep ultrasound- mediated skin permeation technology with synergistic biosensor and transdermal drug delivery technologies. Sontra is marketing the SonoPrep device and procedure tray for use with topical lidocaine to achieve rapid (within five minutes) skin anesthesia. Products under development include: a continuous non-invasive glucose monitor developed in collaboration with Bayer Diagnostics and the use of SonoPrep for the transdermal delivery of vaccines, pain drugs and large protein biopharmaceuticals.

About UMASS Medical School (http://www.umassmed.edu)

The University of Massachusetts Medical School is one of the fastest growing academic health centers in the country and has built a reputation as a world-class research institution, consistently producing noteworthy advances in clinical and basic research. The Medical School attracts more than $154 million in research funding annually, 80 percent of which comes from federal funding sources. Research funding enables UMMS scientists to explore human disease from the molecular level to large-scale clinical trials. Basic and clinical research leads to new approaches for diagnosis, treatment and prevention of disease.

This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected efficacy of the SonoPrep device in connection with vaccine delivery, the expected benefits, market opportunities and market acceptance of the SonoPrep device and technology, the expected size of the markets for the SonoPrep device and technology, and Sontra’s business, research and marketing strategies. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: adverse results in product development, clinical trials, commercialization efforts and market acceptance; difficulties or delays in obtaining regulatory approvals to market products resulting from development efforts; difficulties or delays associated with sources of transdermal drugs; failure to obtain and maintain patent protection for discoveries; commercial limitations imposed by patents owned or controlled by third parties; dependence upon strategic partners and third-party distributors to develop, commercialize, market and sell products based on our work; the commercial success of products; and the requirement for substantial funding to conduct research and development and to expand commercialization and marketing activities. For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Sontra’s filings with the Securities and Exchange Commission, including Sontra’s most recent Quarterly Report on Form 10-QSB. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Sean Moran, CFO

Sontra Medical Corporation

Tel: 508-553-8850

Evan Smith, CFA / Erica Pettit

KCSA Worldwide

Tel: 212-896-1251 / 212-896-1248